1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release

Knoll Kicks off 2016 With Strong Growth and Margin Expansion

• Double digit margin expansion	• Market share gains
• Industry leading operating margins	• Solid backlog
EAST GREENVILLE, PA, April 21, 2016 -- Knoll, Inc. (NYSE: KNL), a leading designer and manufacturer of furnishings, textiles and fine leathers for the workplace and home, today announced results for the first quarter ended March 31, 2016. Net sales were $284.6 million for the first quarter, an increase of 6.8%, from the first quarter of 2015. Operating profit for the quarter increased to $31.8 million, or 42.8%, compared to operating profit of $22.3 million for the first quarter of 2015. Net earnings for the first quarter of 2016 were $17.3 million, a decrease of 0.6% when compared to the first quarter of 2015. Diluted earnings per share were $0.36 for both the first quarter of 2016 and 2015, respectively. However, 2015 included a foreign exchange gain of $0.09 per share related to the settlement of an intercompany receivable, and 2016 included a foreign exchange loss of $0.03 per share.
“We are pleased to be reporting a strong start to 2016 with better than industry growth, and significant margin and operating profit expansion,” commented Andrew Cogan, CEO. “We are playing a different game than others to whom we are often compared and executing that strategy well,” he added. “We are looking forward to a very exciting NeoCon trade show this coming June where we are launching an innovative new vision for what we are calling the Immersive Workplace along with exciting introductions across all our varied businesses.”
First Quarter Results
First quarter 2016 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Three Months Ended March 31,		Percent
	2016	2015	Change
Net Sales	$284.6	$266.5	6.8%
Gross Profit	107.7	95.3	13.0%
Gross Profit %	37.9%	35.8%	5.9%
Operating Expenses	75.9	73.0	4.0%
Operating Profit	31.8	22.3	42.8%
Operating Profit %	11.2%	8.4%	33.3%
Net Income Attributable to Knoll, Inc. Stockholders	17.3	17.4	(0.6)%
Earnings Per Share - Diluted	$0.36	$0.36	—%

Net sales were $284.6 million for the first quarter of 2016, an increase of 6.8%, from the first quarter of 2015. Net sales for the Office segment were $185.3 million during the first quarter of 2016, an increase of 10.5%, when compared with the first quarter of 2015. The increase in the Office segment was led by recent introductions in complementary products including our height-adjustable tables and storage products, as well as solid growth in our core Systems portfolio. Net sales for the Studio segment were $71.5 million during the first quarter of 2016, an increase of 1.9%, when compared with the first quarter of 2015. This increase was primarily driven by HOLLY HUNT, partially offset by weakness in large commercial projects in Europe. Net sales for the Coverings segment were $27.8 million during the first quarter of 2016, a decrease of 2.8%, when compared with the first quarter of 2015. Continued year-over-year growth in Spinneybeck | FilzFelt sales was offset by weakness at KnollTextiles.
Gross profit for the first quarter of 2016 was $107.7 million, an increase of $12.4 million, or 13.1%, when compared with the first quarter of 2015. During the first quarter 2016, gross margin improved to 37.9% from 35.8% in the first quarter of 2015. This improvement was driven mainly by the Office segment, where operating efficiencies and improved fixed-cost leverage from higher volumes were favorable.
Total operating expenses were $75.9 million for the first quarter of 2016, or 26.7% of net sales, compared to $73.0 million, or 27.4% of net sales, for the first quarter of 2015. The increase in operating expenses was related to the increased costs from strategic marketing initiatives, additional headcount, and higher incentive accruals related to increased profitability.
Operating profit for the first quarter of 2016 increased to $31.8 million, or 42.8%, compared to operating profit of $22.3 million for the first quarter of 2015. Operating profit for the Office segment was $16.6 million, or 9.0% of net sales, in the first quarter of 2016, an increase of $9.4 million, or 129.0%, when compared with the first quarter of 2015. Operating profit for the Studio segment was $9.0 million, or 12.6% of net sales, an increase of $0.1 million, or 1.0%, when compared with the first quarter of 2015. Operating income for the Coverings segment was $6.2 million, or 22.4% of net sales, an increase of $0.1 million, or 1.8%, when compared to the first quarter of 2015.
During the first quarter of 2016, other expense was $2.6 million compared to other income of $7.2 million for the first quarter of 2015. Other income and expenses are primarily related to foreign exchange gains and losses. The gain in the first quarter of 2015 was due to the settlement of an outstanding receivable with our Canadian subsidiary. Other expense in the first quarter of 2016 was primarily related to foreign exchange losses that resulted from the revaluation of intercompany balances between our Canadian and US entities. As a result, impacts of foreign exchange increased earnings $0.09 per share in the first quarter of 2015 and reduced earnings by $0.03 per share in the first quarter of 2016. We continue to put measures in place to further reduce the impact of foreign exchange related volatility.
Net income for the first quarter of 2016 was $17.3 million, or $0.36 diluted earnings per share, compared to $17.4 million, or $0.36 diluted earnings per share, for the first quarter of 2015.
The tax rate for the first quarter of 2016 was 37.6% as compared to 36.8% from the first quarter of 2015. The mix of pretax income and the varying effective tax rates in the countries and states in which we operate directly affects our consolidated effective tax rate.
Capital expenditures for the first quarter of 2016 totaled $7.0 million compared to $4.9 million in the first quarter of 2015. During the first quarter of 2016, the Company paid a quarterly dividend of $7.2 million, or $0.15 per share, compared to a quarterly dividend of $5.7 million, or $0.12 per share, in the first quarter of 2015.
“This quarter marks our fifth consecutive quarter of operating margin growth. Our operational improvements are taking root and position us to take full advantage of fixed cost leverage going forward,” noted Craig B. Spray, SVP & CFO.

Business Segment Results
The following information categorizes the Company's results into its reporting segments.
The Office segment serves corporate, government, healthcare, retail and other customers in the United States and Canada providing a portfolio of office furnishing solutions including office systems, seating, storage, tables, desks and KnollExtra® ergonomic accessories. The Office segment also includes international sales of our North American office products. The Studio segment includes KnollStudio®, Knoll Europe which sells primarily KnollStudio products, Richard Schultz® Design, and HOLLY HUNT®. The Coverings segment includes, KnollTextiles®, Spinneybeck®, Edelman® Leather, and FilzFelt™. These businesses serve a wide range of customers offering high quality textiles and leather.

	Three Months Ended March 31,
Net Sales (in thousands)	2016	2015
Office	$185,356	$167,723
Studio	71,506	70,194
Coverings	27,767	28,581
Total Net Sales	$284,629	$266,498

	Three Months Ended March 31,
Operating Profit (in thousands)	2016	2015
Office	$16,596	$7,246
Studio	9,043	8,952
Coverings	6,210	6,101
Total Operating Profit	$31,849	$22,299

Reconciliation of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We present non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to display ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance. Pursuant to applicable reporting requirements, the Company has provided reconciliations below of non-GAAP financial measures to the most directly comparable GAAP measure.
The non-GAAP financial measures presented within this press release are Last Twelve Months (“LTM”) Adjusted EBITDA. These non-GAAP measures are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using non-GAAP measures only as supplemental presentations.

The following table illustrates the computation of our bank leverage calculation and is in accordance with our Second Amended and Restated Credit Agreement dated May 20, 2014.

	3/31/2015	6/30/2015	9/30/2015	12/31/2015	3/31/2016
	($ in millions)
Debt Levels (1)	$316.7	$290.7	$274.2	$238.7	$233.7
LTM Net Earnings	56.2	62.6	64.8	66.0	65.8
LTM Adjustments
Interest	6.9	6.8	6.6	6.1	6.2
Taxes	35.0	37.2	39.1	37.5	37.8
Depreciation and Amortization	20.6	21.1	21.2	21.3	21.3
Non-cash items and Other (2)	5.7	3.3	6.0	12.5	21.9
LTM Adjusted EBITDA	$124.4	$131.0	$137.7	$143.4	$153.0
Bank Leverage Calculation (3)	2.55	2.22	1.99	1.67	1.53

(1) Outstanding debt levels include outstanding letters of credit and guarantee obligations. Excess cash over $15.0 million reduces outstanding debt per the terms of our credit facility, a copy of which was filed with the Securities and Exchange Commission on May 21, 2014.

(2) Non-cash items and Other include, but are not limited to, an intangible asset impairment charge, a pension settlement and other postretirement benefit curtailment, stock-based compensation expenses, unrealized gains and losses on foreign exchange, and restructuring charges.

(3) Debt divided by LTM Adjusted EBITDA, as calculated in accordance with our credit facility.

Conference Call Information
Knoll will host a conference call on Friday, April 22, 2016 at 10:00 A.M. EST to discuss its financial results.
The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to “Discover Knoll” and click on “Investor Relations.”
The conference call may also be accessed by dialing:
North America     866 202-0886
International     617 213-8841
Passcode      249 026 41
A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website. In addition, an audio replay of the conference call will be available through April 29, 2016 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 983 649 13).

About Knoll
Knoll is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements brands. These brands - Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, and HOLLY HUNT - reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve Leadership in Energy and Environmental Design (LEED) workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals, our expectations with respect to leverage, and our future sales performance in relation to our industry (BIFMA). Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our success in designing and implementing our new enterprise resource planning system, our ability to successfully integrate acquired businesses, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts
Investors:
Craig B. Spray
Senior Vice President and Chief Financial Officer
Tel 215 679-1752
cspray@knoll.com
Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Net sales	$284,629	$266,498
Cost of sales	176,865	171,189
Gross profit	107,764	95,309
Selling, general, and administrative expenses	75,915	73,010
Operating profit	31,849	22,299
Interest expense	1,554	1,885
Other expense (income), net	2,604	(7,157)
Income before income tax expense	27,691	27,571
Income tax expense	10,421	10,136
Net earnings	17,270	17,435
Net earnings (loss) attributable to noncontrolling interests	11	(8)
Net earnings attributable to Knoll, Inc. stockholders	$17,259	$17,443

Earnings per share attributable to Knoll, Inc. stockholders:
Basic	$0.36	$0.37
Diluted	$0.36	$0.36

Weighted-average shares outstanding:
Basic	47,904,593	47,647,961
Diluted	48,570,895	48,353,047

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,348	$4,192
Customer receivables, net	108,237	116,532
Inventories	148,251	140,798
Deferred income taxes	20,399	20,485
Prepaid and other current assets	19,102	26,765
Total current assets	301,337	308,772
Property, plant, and equipment, net	175,533	172,142
Goodwill and Intangible assets, net	367,521	367,840
Other non-current assets	3,074	5,049
Total assets	$847,465	$853,803
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$10,000	$10,000
Accounts payable	90,944	89,552
Other current liabilities	99,620	116,488
Total current liabilities	200,564	216,040
Long-term debt	209,884	209,718
Other non-current liabilities	166,772	172,571
Total liabilities	577,220	598,329
Total equity	270,245	255,474
Total liabilities and equity	$847,465	$853,803

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Net earnings	$17,270	$17,435
Cash provided by (used in) operating activities	21,115	(26,055)
Cash provided by (used in) investing activities	(7,017)	(4,864)
Cash provided by financing activities	(13,558)	29,688
Effect of exchange rate changes on cash and cash equivalents	616	(3,115)
Increase (decrease) in cash and cash equivalents	1,156	(4,346)
Cash and cash equivalents at beginning of period	4,192	19,021
Cash and cash equivalents at end of period	$5,348	$14,675